Consent of Independent Registered Public Accounting Firm

The Board of Trustees
of PENN Capital Funds Trust:

We consent to the use of our report dated August 29, 2016, with respect to the financial statements of the  PENN Capital Small/Mid Cap Equity Fund, PENN Capital Small Cap Equity Fund, PENN Capital Opportunistic High Yield Fund and PENN Capital Senior Floating Rate Income Fund, each a series comprising the PENN Capital Funds Trust as of June 30, 2016, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2016